UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 12, 2020

Newgioco Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39170	33-0823179
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

(Address of Principal Executive Offices)

+39 391 306 4134

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NWGI	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 12, 2020, Newgioco Group, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the several underwriters (the “Representative”), for an underwritten public offering (the “Offering”) of an aggregate of 4,166,666 units (the “Units”) consisting of one share (each a “Share” and collectively, the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and a warrant to purchase one share of Common Stock (each a “Warrant” and collectively, the “Warrants”) at an exercise price equal to $2.50 per share of Common Stock. The public offering price was $2.40 per Unit and the underwriters agreed to purchase 4,166,666 Units at an 8.0% discount to the public offering price. The Company granted the Representative a 45-day option to purchase 624,999 additional shares of Common Stock and/or Warrants to purchase up to 624,999 shares of Common Stock, in any combination thereof to cover over-allotments, if any. The gross proceeds from the Offering are approximately $10.0 million, or approximately $11.5 million if the Representative exercises in full its over-allotment option, before deducting underwriting discounts and commissions and other Offering expenses. The Offering closed on August 17, 2020.

Pursuant to the Underwriting Agreement, the Company agreed to issue to the Representative, as a portion of the underwriting compensation payable to the Representative, warrants to purchase up to a total of 208,333 shares of Common Stock (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at $3.00 per share, are initially exercisable 180 days after the effective date of the Registration Statement (as defined below) and have a term of three years from their initial exercise date. Pursuant to the customary FINRA rules, the Representative’s Warrants are subject to a lock-up agreement pursuant to which the Representative will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Registration Statement.

The Shares and Warrants were issued pursuant to the Company’s registration statement on Form S-1 (File No. 333-233768)(as amended through the date hereof)(the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on August 12, 2020. A final prospectus relating to the Offering was filed with the Commission on August 14, 2020.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the underwriters for losses, expenses and damages arising out of or in connection with the Offering, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments the underwriters may be required to make with respect to these liabilities.

Pursuant to the Underwriting Agreement, subject to certain exceptions, each director and executive officer of the Company and certain of its stockholders have agreed to a 90-day “lock-up” from the date of the closing of the Offering of shares of Common Stock that they beneficially own, and the Company agreed to a 180-day lock-up, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or securities convertible into Common Stock, without first obtaining the consent of the Representative.

In addition, on August 17, 2020, the Company entered into a Warrant Agency Agreement (the “Warrant Agreement”) with Signature Stock Transfer, Inc. pursuant to which Signature Stock Transfer, Inc. agreed to act as warrant agent with respect to the Warrants.

The foregoing summaries of the Underwriting Agreement, the Representative’s Warrant, the Warrants and the Warrant Agreement do not purport to be complete and are qualified in their entirety by such documents attached hereto as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, each incorporated herein by reference.

Item 8.01.	Other Events.

The Company issued a press release on August 12, 2020 announcing the pricing of the Offering. A copy of the pricing press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company also issued a press release on August 17, 2020 announcing the closing of the Offering. A copy of the closing press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

The following exhibit are filed with this Current Report on Form 8-K.

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 12, 2020, by and between the Company and Maxim Group LLC, as representative of the several underwriters
4.1	Representative’s Warrant
4.2	Form of Common Warrant
4.3	Warrant Agency Agreement, dated August 17, 2020, by and between the Company and Signature Stock Transfer, Inc.
99.1	Pricing press release, dated August 12, 2020
99.2	Closing press release, dated August 17, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2020	NEWGIOCO GROUP, INC.

By: /s/ Michele Ciavarella
Name: Michele Ciavarella
Title: Chief Executive Officer